UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 5, 2014

TECHNE CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Minnesota	0-17272	41-1427402
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

614 McKinley Place N.E.

Minneapolis, MN 55413

(Address of Principal Executive Offices)(Zip Code)

(612) 379-8854

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

The information in Item 5.02 is incorporated by reference into this Item 1.01 as if fully set forth herein.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 6, 2014, Techne Corporation (the “Company”) announced the appointment of James T. Hippel to the position of Chief Financial Officer of the Company, effective April 1, 2014.

Mr. Hippel, 43, is a finance executive with experience in several globally diverse technology businesses, including extensive experience with mergers, acquisitions, and operations integration. Since May 2012, Mr. Hippel has served as Senior Vice President and Chief Financial Officer for Mirion Technologies, Inc., a $300 million global technology and manufacturing company that provides mission critical products to detect, monitor and identify radiation. Prior to Mirion, Mr. Hippel served as Vice President, Finance at Thermo Fisher Scientific, Inc., leading finance operations for its Mass Spectrometry & Chromatography division and its Laboratory Consumables division. In addition, Mr. Hippel’s experience includes nine years of progressive financial leadership at Honeywell International, within its Aerospace Segment. Mr. Hippel started his career with KPMG Peat Marwick LLP and is a CPA (inactive). He holds a Masters in Business Administration from Arizona State University and a Bachelor of Accountancy degree from Northern Arizona University.

On February 5, 2014, Mr. Hippel entered into an employment agreement with the Company (the “Employment Agreement”). The Employment Agreement has an initial term of employment beginning April 1, 2014 and continuing for three years. The Employment Agreement provides for an initial annual base salary of $350,000, which is subject to annual review by the Executive Compensation Committee of the Company’s Board of Directors. Mr. Hippel will also receive a relocation payment of $120,000 upon commencement of his employment, which he must repay on a pro rata basis if he voluntarily terminates his employment prior to the first anniversary of his start date. In addition, the Employment Agreement provides for an annual cash incentive bonus at a target amount of 50% of Mr. Hippel’s base salary based on performance standards established from time-to-time by the Executive Compensation Committee pursuant to the terms of the Company’s Management Incentive Plan. Mr. Hippel is also eligible for paid time off, participation in any other employee benefit plans generally available to the Company’s employees, and certain other benefits as set forth in the Employment Agreement.

The Employment Agreement also provides for the grant on the commencement of Mr. Hippel’s employment of a time-vested stock option (the “Time-Vested Option”) to purchase an aggregate of 25,000 shares of common stock of the Company and a performance-vested stock option (the “Performance-Vested Option”) to purchase an aggregate of 10,000 shares of Company common stock (collectively, the “Options”), in each case pursuant to the Company’s 2010 Equity Incentive Plan (the “Plan”). The Options will each have an exercise price equal to the closing price of the Company’s common stock on the date of grant. The Time-Vested Option will vest in equal installments on the first four anniversaries of the commencement of Mr. Hippel’s employment. The Performance-Vested Option will vest if, and only if, the Company achieves certain performance goals that will be established by the Executive Compensation Committee within 60 days of the grant date. Mr. Hippel will also receive on the date of the commencement of his employment an award of 5,000 restricted stock units pursuant to the Plan, which award will vest in equal installments on the first three anniversaries of the commencement of Mr. Hippel’s employment.

The Employment Agreement may be terminated at any time by either party upon written notice. If the Employment Agreement is terminated in certain circumstances, such as by the Company without Cause, by the Company following a Change in Control, or by Mr. Hippel for Good Reason (each such capitalized term as defined in the Employment Agreement), the Company will be required to pay severance to Mr. Hippel in an amount equal to one year of his then-current base salary. Any severance paid to Mr. Hippel will be paid in exchange for Mr. Hippel’s release of claims against the Company.

In connection with signing the Employment Agreement, Mr. Hippel signed a separate agreement that contains the Company’s customary non-competition, confidentiality, and assignment of intellectual property terms.

There is not currently, nor has there been in the past, any transaction with the Company or any of its subsidiaries or affiliates in which Mr. Hippel has or had a direct or an indirect material interest.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 8.01	Other Events

On February 6, 2014, the Company issued a press release announcing the appointment of Mr. Hippel as the Chief Financial Officer of the Company. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial statements: None.

(b)	Pro forma financial information: None.

(c)	Shell company transactions: None.

(d)	Exhibits:

10.1	Employment Agreement dated February 5, 2014, by and between the Company and James T. Hippel.

99.1	Press Release dated February 6, 2014, announcing James T. Hippel as Chief Financial Officer of the Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Techne Corporation

Date: February 6, 2014	By	/s/ Charles R. Kummeth
	Name:	Charles R. Kummeth
	Title:	Chief Executive Officer

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

TECHNE CORPORATION

EXHIBIT INDEX TO FORM 8-K

Date of Report:	Commission File No.:
February 5, 2014	0-17272

Exhibit Number	Description

10.1	Employment Agreement dated February 5, 2014, by and between the Company and James T. Hippel.

99.1	Press Release dated February 6, 2014, announcing James T. Hippel as Chief Financial Officer of the Company